Columbia Financial, Inc. Announces Financial Results
for the First Quarter Ended March 31, 2025

Fair Lawn, New Jersey (April 30, 2025): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia"), reported net income of $8.9 million, or $0.09 per basic and diluted share, for the quarter ended March 31, 2025, as compared to a net loss of $1.2 million, or $0.01 per basic and diluted share, for the quarter ended March 31, 2024. Earnings for the quarter ended March 31, 2025 reflected higher net interest income due to both an increase in interest income and a decrease in interest expense, lower provision for credit losses and a decrease in non-interest expense, partially offset by higher income tax expense.
Mr. Thomas J. Kemly, President and Chief Executive Officer commented: “During the first quarter of 2025, the Company was able to increase earnings, expand our net interest margin and reduce overall funding costs mainly due to a balance sheet repositioning strategy implemented in the fourth quarter of 2024. We also experienced solid loan growth and an increase in deposits while reducing our overall operating costs. It continues to be challenging to operate in such a volatile economic environment, but we are focused on managing the balance sheet mix and controlling operating expenses while remaining committed to investments in talent and systems that will support future growth."
Results of Operations for the Three Months Ended March 31, 2025 and March 31, 2024
Net income of $8.9 million was recorded for the quarter ended March 31, 2025, an increase of $10.1 million, compared to a net loss of $1.2 million for the quarter ended March 31, 2024. The increase in net income was primarily attributable to an $8.1 million increase in net interest income, a $2.3 million decrease in provision for credit losses and a $1.8 million decrease in non-interest expense, partially offset by a $3.2 million increase in income tax expense.
Net interest income was $50.3 million for the quarter ended March 31, 2025, an increase of $8.1 million, or 19.3%, from $42.2 million for the quarter ended March 31, 2024. The increase in net interest income was primarily attributable to a $3.5 million increase in interest income and a $4.6 million decrease in interest expense on deposits and borrowings. The increase in interest income was primarily due to an increase in the average balance of loans coupled with an increase in average yields on loans and securities. During the fourth quarter of 2024 the Company implemented a balance sheet repositioning transaction which resulted in an increase in the average yield on securities and a decrease in the cost of borrowings, which had a notable impact on net interest income for the quarter ended March 31, 2025. The 100 basis point decrease in market interest rates during the last four months of 2024 contributed to a decrease in interest expense on borrowings during the quarter ended March 31, 2025. Prepayment penalties, which are included in interest income on loans, totaled $257,000 for the quarter ended March 31, 2025, compared to $268,000 for the quarter ended March 31, 2024.
The average yield on loans for the quarter ended March 31, 2025 increased 10 basis points to 4.89%, as compared to 4.79% for the quarter ended March 31, 2024. Interest income on loans increased due to an increase in both the average balance and yield on loans. The average yield on securities for the quarter ended March 31, 2025 increased 80 basis points to 3.45%, as compared to 2.65% for the quarter ended March 31, 2024. This was a result of lower yielding securities sold as part of the balance sheet repositioning transaction implemented in the fourth quarter of 2024, being replaced with higher yielding securities purchased in 2024 and the quarter ended March 31, 2025. The average yield on other interest-earning assets for the quarter ended March 31, 2025 decreased 31 basis points to 5.75%, as compared to 6.06% for the quarter ended March 31, 2024, due to a decrease in average interest rates received on cash balances, and a decrease in the dividend rate received on Federal Home Loan Bank stock.
Total interest expense was $61.8 million for the quarter ended March 31, 2025, a decrease of $4.6 million, or 6.9%, from $66.4 million for the quarter ended March 31, 2024. The decrease in interest expense was primarily attributable to a 1 basis point decrease in the average cost of interest-bearing deposits along with a 54 basis point decrease in the average cost of borrowings, coupled with a decrease in the average balance of borrowings, partially offset by an increase in the average balance of interest-bearing deposits. Interest expense on deposits increased $1.7 million, or 3.6%, and interest expense on borrowings decreased $6.3 million, or 35.1%.

The Company's net interest margin for the quarter ended March 31, 2025 increased 36 basis points to 2.11%, when compared to 1.75% for the quarter ended March 31, 2024. The net interest margin increased for the quarter ended March 31, 2025 due to an increase in the average yield on interest-earning assets coupled with a decrease in the average cost of interest-bearing liabilities. The weighted average yield on interest-earning assets increased 19 basis points to 4.69% for the quarter ended March 31, 2025 as compared to 4.50% for the quarter ended March 31, 2024. The average cost of interest-bearing liabilities decreased 17 basis points to 3.21% for the quarter ended March 31, 2025 as compared to 3.38% for the quarter ended March 31, 2024.
The provision for credit losses for the quarter ended March 31, 2025 was $2.9 million, a decrease of $2.3 million, from $5.3 million for the quarter ended March 31, 2024. The decrease in provision for credit losses during the quarter was primarily due to a decrease in net charge-offs, which totaled $857,000 for the quarter ended March 31, 2025 as compared to $5.0 million for the quarter ended March 31, 2024.
Non-interest income was $8.5 million for the quarter ended March 31, 2025, an increase of $1.0 million, or 13.7%, from $7.5 million for the quarter ended March 31, 2024. The increase was primarily attributable to the loss on securities transactions of $1.3 million included in the 2024 period, and an increase of $475,000 in fees related to commercial account treasury services.
Non-interest expense was $43.8 million for the quarter ended March 31, 2025, a decrease of $1.8 million, or 4.0%, from $45.7 million for the quarter ended March 31, 2024. The decrease was primarily attributable to a decrease in professional fees of $2.1 million, as legal, regulatory and compliance-related costs decreased in the 2025 period, and a decrease in federal deposit insurance premiums of $475,000.
Income tax expense was $3.1 million for the quarter ended March 31, 2025, an increase of $3.2 million, as compared to an income tax benefit of $129,000 for the quarter ended March 31, 2024, mainly due to an increase in pre-tax income. The Company's effective tax rate was 25.9% and 10.0% for the quarters ended March 31, 2025 and 2024, respectively. The effective tax rate for the 2024 period was primarily impacted by permanent income tax differences.
Balance Sheet Summary
Total assets increased $132.4 million, or 1.3%, to $10.6 billion at March 31, 2025 as compared to $10.5 billion at December 31, 2024. The increase in total assets was primarily attributable to an increase in debt securities available for sale of $51.4 million, and an increase in loans receivable, net, of $108.3 million, partially offset by a decrease in cash and cash equivalents of $33.1 million.
Cash and cash equivalents decreased $33.1 million, or 11.5%, to $256.1 million at March 31, 2025 from $289.2 million at December 31, 2024. The decrease was primarily attributable to purchases of securities of $84.7 million, and origination of loans receivable, partially offset by proceeds from principal repayments on securities of $41.2 million, and repayments on loans receivable.
Debt securities available for sale increased $51.4 million, or 5.0%, to $1.1 billion at March 31, 2025 from $1.0 billion at December 31, 2024. The increase was attributable to purchases of securities of $64.8 million, consisting primarily of U.S. government obligations and mortgage-backed securities, and a decrease in the gross unrealized loss on securities of $15.9 million, partially offset by repayments on securities of $29.1 million, and a partial call of a security of $756,000.
Loans receivable, net, increased $108.3 million, or 1.4%, to $8.0 billion at March 31, 2025 from $7.9 billion at December 31, 2024. Multifamily loans and commercial real estate loans increased $107.2 million and $89.5 million, respectively, partially offset by decreases in one-to-four family real estate loans, construction loans, commercial business loans, and home equity loans and advances of $34.4 million, $36.5 million, $8.0 million, and $5.6 million, respectively. The allowance for credit losses for loans increased $2.1 million to $62.0 million at March 31, 2025 from $60.0 million at December 31, 2024, primarily due to an increase in the outstanding balance of loans.
Total liabilities increased $112.4 million, or 1.2%, to $9.5 billion at March 31, 2025 from $9.4 billion at December 31, 2024. The increase was primarily attributable to an increase in total deposits of $98.8 million, or 1.2%, and an increase in borrowings of $27.0 million, or 2.5%, partially offset by a decrease in other liabilities of $15.2 million. The increase in total deposits consisted of increases in non-interest-bearing demand deposits, money market accounts and certificates of deposit of $52.2 million, $92.0 million, and $41.3 million, respectively, partially offset by decreases in interest-bearing demand deposits and savings and club accounts of $85.9 million and $788,000, respectively. The $27.0 million increase in borrowings was driven by a net increase in short-term borrowings of $67.0 million, coupled with new long-term borrowings of $20.0 million, partially offset by repayments of $60.0 million in maturing long-term borrowings.
Total stockholders’ equity increased $20.0 million, or 1.8%, with a balance of $1.1 billion at both March 31, 2025 and December 31, 2024. The increase in total stockholders' equity was primarily attributable to net income of $8.9 million, and an increase of $9.3 million in other comprehensive income, which includes changes in unrealized losses on debt securities available for sale and unrealized gains on swap contracts, net of taxes, included in other comprehensive income.
Asset Quality
The Company's non-performing loans at March 31, 2025 totaled $24.9 million, or 0.31% of total gross loans, as compared to $21.7 million, or 0.28% of total gross loans, at December 31, 2024. The $3.2 million increase in non-performing loans was primarily attributable to a $5.9 million construction loan designated as non-performing during the 2025 period, an increase in non-performing one-to-four family real estate loans of $835,000, and an increase in non-performing commercial real estate loans of $452,000, partially offset by a decrease in non-performing commercial business loans of $4.4 million. The $5.9 million non-performing construction loan represents the construction of a mixed use five-story building with both commercial space and apartments. The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 32 non-performing loans at December 31, 2024 to 38 loans at March 31, 2025. The increase in non-performing commercial real estate loans was due to an increase in the number of loans from four non-performing loans at December 31, 2024 to seven loans at March 31, 2025. The decrease in non-performing commercial business loans was primarily attributable to one loan with an outstanding balance of $4.3 million which was paid in full during the 2025 period. Non-performing assets as a percentage of total assets totaled 0.25% at March 31, 2025, as compared to 0.22% at December 31, 2024.
For the quarter ended March 31, 2025, net charge-offs totaled approximately $857,000, as compared to $5.0 million in net charge-offs recorded for the quarter ended March 31, 2024.
The Company's allowance for credit losses on loans was $62.0 million, or 0.78% of total gross loans, at March 31, 2025, compared to $60.0 million, or 0.76% of total gross loans, at December 31, 2024. The increase in the allowance for credit losses for loans was primarily due to an increase in the outstanding balance of loans.

Additional Liquidity, Loan, and Deposit Information

The Company services a diverse retail and commercial deposit base through its 69 branches. With over 207,000 accounts, the average deposit account balance was approximately $40,000 at March 31, 2025.

Deposit balances are summarized as follows:

	At March 31, 2025		At December 31, 2024
	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	(Dollars in thousands)

Non-interest-bearing demand	$1,490,243	—%	$1,438,030	—%
Interest-bearing demand	1,935,384	2.08	2,021,312	2.19
Money market accounts	1,333,668	2.84	1,241,691	2.82
Savings and club deposits	651,713	0.70	652,501	0.75
Certificates of deposit	2,783,927	4.08	2,742,615	4.24
Total deposits	$8,194,935	2.40%	$8,096,149	2.47%

The Company continues to maintain strong liquidity and capital positions. The Company had no outstanding borrowings from the Federal Reserve Discount Window at March 31, 2025. As of March 31, 2025, the Company had immediate access to approximately $2.8 billion of funding, with additional unpledged loan collateral of approximately $2.2 billion.

At March 31, 2025, the Company's non-performing commercial real estate loans totaled $3.4 million, or 0.04%, of total loans receivable.

The following table presents multifamily real estate, owner occupied commercial real estate, and the components of investor owned commercial real estate loans included in the real estate loan portfolio.

	At March 31, 2025
	(Dollars in thousands)
	Balance	% of Gross Loans	Weighted Average Loan to Value Ratio	Weighted Average Debt Service Coverage
Multifamily Real Estate	$1,567,862	19.6%	58.0%	1.58x

Owner Occupied Commercial Real Estate	$689,509	8.6%	53.7%	2.23x

Investor Owned Commercial Real Estate:
Retail / Shopping centers	$518,841	6.5%	53.4%	1.50x
Mixed Use	220,391	2.8	58.0	1.57
Industrial / Warehouse	423,634	5.3	54.8	1.65
Non-Medical Office	189,617	2.4	51.1	1.65
Medical Office	118,547	1.5	60.0	1.46
Single Purpose	95,041	1.2	54.8	3.14
Other	173,849	2.2	51.3	1.75
Total	$1,739,920	21.9%	54.4%	1.67x

Total Multifamily and Commercial Real Estate Loans	$3,997,291	50.1%	55.7%	1.73x

As of March 31, 2025, the Company had less than $1.0 million in loan exposure to office or rent stabilized multifamily loans in New York City.

About Columbia Financial, Inc.
The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 69 full-service banking offices and offers traditional financial services to consumers and businesses in its market area.

Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; the impact of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the impact of legal, judicial and regulatory proceedings or investigations, competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of acts of terrorism, war or pandemics, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; cyber-attacks, computer viruses and other technological risks that may breach the security of our systems and allow unauthorized access to confidential information; the inability of third party service providers to perform; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits and effectively manage liquidity; risks related to the implementation of acquisitions, dispositions, and restructurings; the successful implementation of our December 2024 balance sheet repositioning transaction; the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.
Non-GAAP Financial Measures
Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	March 31,	December 31,
	2025	2024
Assets	(Unaudited)
Cash and due from banks	$255,978	$289,113
Short-term investments	111	110
Total cash and cash equivalents	256,089	289,223

Debt securities available for sale, at fair value	1,077,331	1,025,946
Debt securities held to maturity, at amortized cost (fair value of $364,428, and $350,153 at March 31, 2025 and December 31, 2024, respectively)	400,975	392,840
Equity securities, at fair value	6,981	6,673
Federal Home Loan Bank stock	61,628	60,387

Loans receivable	8,027,308	7,916,928
Less: allowance for credit losses	62,034	59,958
Loans receivable, net	7,965,274	7,856,970

Accrued interest receivable	41,902	40,383
Office properties and equipment, net	82,592	81,772
Bank-owned life insurance	276,767	274,908
Goodwill and intangible assets	120,487	121,008
Other real estate owned	1,334	1,334
Other assets	316,490	324,049
Total assets	$10,607,850	$10,475,493

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$8,194,935	$8,096,149
Borrowings	1,107,588	1,080,600
Advance payments by borrowers for taxes and insurance	47,275	45,453
Accrued expenses and other liabilities	157,709	172,915
Total liabilities	9,507,507	9,395,117

Stockholders' equity:
Total stockholders' equity	1,100,343	1,080,376
Total liabilities and stockholders' equity	$10,607,850	$10,475,493

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss)
(In thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
Interest income:	(Unaudited)
Loans receivable	$95,110	$92,949
Debt securities available for sale and equity securities	9,742	7,785
Debt securities held to maturity	2,811	2,369
Federal funds and interest-earning deposits	2,858	3,563
Federal Home Loan Bank stock dividends	1,642	1,961
Total interest income	112,163	108,627
Interest expense:
Deposits	50,145	48,418
Borrowings	11,693	18,009
Total interest expense	61,838	66,427

Net interest income	50,325	42,200

Provision for credit losses	2,933	5,278

Net interest income after provision for credit losses	47,392	36,922

Non-interest income:
Demand deposit account fees	1,888	1,413
Bank-owned life insurance	1,859	1,780
Title insurance fees	646	503
Loan fees and service charges	1,056	961
Loss on securities transactions	—	(1,256)
Change in fair value of equity securities	308	351
Gain on sale of loans	515	185
Other non-interest income	2,199	3,515
Total non-interest income	8,471	7,452

Non-interest expense:
Compensation and employee benefits	28,583	27,513
Occupancy	6,185	5,973
Federal deposit insurance premiums	1,880	2,355
Advertising	531	626
Professional fees	2,515	4,634
Data processing and software expenses	4,061	3,967
Merger-related expenses	—	22
Other non-interest expense, net	90	568
Total non-interest expense	43,845	45,658

Income (loss) before income tax expense (benefit)	12,018	(1,284)

Income tax expense (benefit)	3,118	(129)

Net income (loss)	$8,900	$(1,155)

Earnings (loss) per share-basic	$0.09	$(0.01)
Earnings (loss) per share-diluted	$0.09	$(0.01)
Weighted average shares outstanding-basic	101,816,716	101,746,740
Weighted average shares outstanding-diluted	101,816,716	101,988,425

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended March 31,
	2025			2024
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,894,561	$95,110	4.89%	$7,802,865	$92,949	4.79%
Securities	1,477,537	12,553	3.45%	1,543,734	10,154	2.65%
Other interest-earning assets	317,433	4,500	5.75%	366,343	5,524	6.06%
Total interest-earning assets	9,689,531	112,163	4.69%	9,712,942	108,627	4.50%
Non-interest-earning assets	873,451			855,618
Total assets	$10,562,982			$10,568,560

Interest-bearing liabilities:
Interest-bearing demand	$2,060,528	$13,172	2.59%	$1,998,749	$13,384	2.69%
Money market accounts	1,282,241	7,606	2.41%	1,234,943	8,769	2.86%
Savings and club deposits	649,257	1,108	0.69%	688,535	1,236	0.72%
Certificates of deposit	2,756,895	28,259	4.16%	2,516,323	25,029	4.00%
Total interest-bearing deposits	6,748,921	50,145	3.01%	6,438,550	48,418	3.02%
FHLB advances	1,060,911	11,554	4.42%	1,447,143	17,847	4.96%
Junior subordinated debentures	7,040	139	8.01%	7,018	162	9.28%
Total borrowings	1,067,951	11,693	4.44%	1,454,161	18,009	4.98%
Total interest-bearing liabilities	7,816,872	$61,838	3.21%	7,892,711	$66,427	3.38%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,432,837			1,392,274
Other non-interest-bearing liabilities	222,604			240,798
Total liabilities	9,472,313			9,525,783
Total stockholders' equity	1,090,669			1,042,777
Total liabilities and stockholders' equity	$10,562,982			$10,568,560

Net interest income		$50,325			$42,200
Interest rate spread			1.48%			1.12%
Net interest-earning assets	$1,872,659			$1,820,231
Net interest margin			2.11%			1.75%
Ratio of interest-earning assets to interest-bearing liabilities	123.96%			123.06%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Yield on interest-earning assets:
Loans	4.89%	4.88%	5.00%	4.93%	4.79%
Securities	3.45	2.99	2.90	2.89	2.65
Other interest-earning assets	5.75	6.00	6.72	6.30	6.06
Total interest-earning assets	4.69%	4.61%	4.70%	4.64%	4.50%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	3.01%	3.13%	3.21%	3.14%	3.02%
Total borrowings	4.44	4.65	4.87	4.92	4.98
Total interest-bearing liabilities	3.21%	3.38%	3.52%	3.49%	3.38%

Interest rate spread	1.48%	1.23%	1.18%	1.15%	1.12%
Net interest margin	2.11%	1.88%	1.84%	1.81%	1.75%

Ratio of interest-earning assets to interest-bearing liabilities	123.96%	124.02%	123.06%	123.03%	123.06%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.34%	(0.79)%	0.23%	0.17%	(0.04)%
Core return on average assets	0.35%	0.42%	0.23%	0.20%	0.02%
Return on average equity	3.31%	(7.86)%	2.32%	1.77%	(0.45)%
Core return on average equity	3.37%	4.09%	2.29%	2.06%	0.18%
Core return on average tangible equity	3.78%	4.74%	2.58%	2.34%	0.20%
Interest rate spread	1.48%	1.23%	1.18%	1.15%	1.12%
Net interest margin	2.11%	1.88%	1.84%	1.81%	1.75%
Non-interest income to average assets	0.33%	(0.88)%	0.33%	0.35%	0.28%
Non-interest expense to average assets	1.68%	1.73%	1.60%	1.74%	1.74%
Efficiency ratio	74.57%	205.17%	78.95%	86.83%	91.96%
Core efficiency ratio	74.20%	73.68%	79.14%	85.34%	88.39%
Average interest-earning assets to average interest-bearing liabilities	123.96%	124.02%	123.06%	123.03%	123.06%
Net charge-offs to average outstanding loans	0.04%	0.07%	0.14%	0.03%	0.26%

(1) Ratios are annualized when appropriate.

ASSET QUALITY DATA:
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(Dollars in thousands)

Non-accrual loans	$24,856	$21,701	$28,014	$25,281	$22,935
90+ and still accruing	—	—	—	—	—
Non-performing loans	24,856	21,701	28,014	25,281	22,935
Real estate owned	1,334	1,334	1,974	1,974	—
Total non-performing assets	$26,190	$23,035	$29,988	$27,255	$22,935

Non-performing loans to total gross loans	0.31%	0.28%	0.36%	0.33%	0.30%
Non-performing assets to total assets	0.25%	0.22%	0.28%	0.25%	0.22%
Allowance for credit losses on loans ("ACL")	$62,034	$59,958	$58,495	$57,062	$55,401
ACL to total non-performing loans	249.57%	276.29%	208.81%	225.71%	241.56%
ACL to gross loans	0.78%	0.76%	0.75%	0.73%	0.71%

LOAN DATA:
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(In thousands)
Real estate loans:
One-to-four family	$2,676,566	$2,710,937	$2,737,190	$2,764,177	$2,778,932
Multifamily	1,567,862	1,460,641	1,399,000	1,409,316	1,429,369
Commercial real estate	2,429,429	2,339,883	2,312,759	2,316,252	2,318,178
Construction	437,081	473,573	510,439	462,880	437,566
Commercial business loans	614,049	622,000	586,447	554,768	538,260
Consumer loans:
Home equity loans and advances	253,439	259,009	261,041	260,427	260,786
Other consumer loans	2,547	3,404	2,877	2,689	2,601
Total gross loans	7,980,973	7,869,447	7,809,753	7,770,509	7,765,692
Purchased credit deteriorated loans	10,395	11,686	11,795	12,150	14,945
Net deferred loan costs, fees and purchased premiums and discounts	35,940	35,795	35,642	36,352	34,992
Allowance for credit losses	(62,034)	(59,958)	(58,495)	(57,062)	(55,401)
Loans receivable, net	$7,965,274	$7,856,970	$7,798,695	$7,761,949	$7,760,228

CAPITAL RATIOS:
	March 31,	December 31,
	2025 (1)	2024
Company:
Total capital (to risk-weighted assets)	14.12%	14.20%
Tier 1 capital (to risk-weighted assets)	13.30%	13.40%
Common equity tier 1 capital (to risk-weighted assets)	13.21%	13.31%
Tier 1 capital (to adjusted total assets)	10.29%	10.02%

Columbia Bank:
Total capital (to risk-weighted assets)	14.37%	14.41%
Tier 1 capital (to risk-weighted assets)	13.51%	13.56%
Common equity tier 1 capital (to risk-weighted assets)	13.51%	13.56%
Tier 1 capital (to adjusted total assets)	9.88%	9.64%

(1) Estimated ratios at March 31, 2025

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	March 31,	December 31,
	2025	2024
	(Dollars in thousands)

Total stockholders' equity	$1,100,343	$1,080,376
Less: goodwill	(110,715)	(110,715)
Less: core deposit intangible	(8,443)	(8,964)
Total tangible stockholders' equity	$981,185	$960,697

Shares outstanding	104,930,900	104,759,185

Book value per share	$10.49	$10.31
Tangible book value per share	$9.35	$9.17

Reconciliation of Core Net Income
	Three Months Ended March 31,
	2025	2024
	(In thousands)

Net income (loss)	$8,900	$(1,155)
Add: loss on securities transactions, net of tax	—	1,130
Add: FDIC special assessment, net of tax	—	393
Add: severance expense, net of tax	163	67
Add: merger-related expenses, net of tax	—	20
Core net income	$9,063	$455

Return on Average Assets
	Three Months Ended March 31,
	2025	2024
	(Dollars in thousands)

Net income (loss)	$8,900	$(1,155)

Average assets	$10,562,982	$10,568,560

Return on average assets	0.34%	(0.04)%

Core net income	$9,063	$455

Core return on average assets	0.35%	0.02%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended March 31,
	2025	2024
	(Dollars in thousands)

Total average stockholders' equity	$1,090,669	$1,042,777
Add: loss on securities transactions, net of tax	—	1,130
Add: FDIC special assessment, net of tax	—	393
Add: severance expense, net of tax	163	67
Add: merger-related expenses, net of tax	—	20
Core average stockholders' equity	$1,090,832	$1,044,387

Return on average equity	3.31%	(0.45)%

Core return on core average equity	3.37%	0.18%

Return on Average Tangible Equity
	Three Months Ended March 31,
	2025	2024
	(Dollars in thousands)

Total average stockholders' equity	$1,090,669	$1,042,777
Less: average goodwill	(110,715)	(110,715)
Less: average core deposit intangible	(8,784)	(10,956)
Total average tangible stockholders' equity	$971,170	$921,106

Core return on average tangible equity	3.78%	0.20%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended March 31,
	2025	2024
	(Dollars in thousands)

Net interest income	$50,325	$42,200
Non-interest income	8,471	7,452
Total income	$58,796	$49,652

Non-interest expense	$43,845	$45,658

Efficiency ratio	74.57%	91.96%

Non-interest income	$8,471	$7,452
Add: loss on securities transactions	—	1,256
Core non-interest income	$8,471	$8,708

Non-interest expense	$43,845	$45,658
Less: FDIC special assessment, net	—	(565)
Less: severance expense	(220)	(74)
Less: merger-related expenses	—	(22)
Core non-interest expense	$43,625	$44,997

Core efficiency ratio	74.20%	88.39%